FOR IMMEDIATE RELEASE

PENSKE AUTOMOTIVE COMPLETES
MTU-DETROIT DIESEL AUSTRALIA ACQUISITION

BLOOMFIELD HILLS, MI, October 1, 2014 – Penske Automotive Group, Inc. (NYSE:PAG), an international transportation services company, announced today that it has completed the acquisition of MTU Detroit Diesel Australia (“MTU-DDA”) from Daimler AG and MTU Friedrichshafen (an affiliate of Rolls-Royce Power Systems). MTU-DDA is expected to contribute an estimated $225 - $250 million in annualized revenue to Penske Automotive Group. The purchase price was financed using available cash flow from operations and availability under the company’s credit facilities.

MTU-DDA is a leading distributor of diesel and gas engines and power systems, representing some of the most innovative and well-respected brands in the industry, including MTU, Detroit Diesel, Mercedes-Benz Industrial, Allison Transmission and MTU Onsite Energy. MTU-DDA offers products across the on- and off-highway markets in Australia, New Zealand and the Pacific – including trucking, mining, power generation, construction, industrial, rail, marine, agriculture, oil & gas and defense and supports full parts and aftersales service through a network of branches, field locations and dealers across the region.

Roger S. Penske, Chairman of Penske Automotive Group, said, “We are extremely pleased to complete this acquisition. MTU-DDA provides an opportunity to scale our operations in an efficient manner. Coupled with the company’s existing Penske Commercial Vehicle distribution of heavy and medium-duty truck, bus and spare parts in Australia, New Zealand and the Pacific, our company will be able to provide a full range of products and services to customers across these regions.”

About Penske Automotive
Penske Automotive Group, Inc., (NYSE:PAG) headquartered in Bloomfield Hills, Michigan, is an international transportation services company, operating automotive dealerships, commercial vehicle distribution and car rental franchises principally in the United States, Western Europe, Australia and New Zealand, employs more than 20,000 people worldwide and is a member of the Fortune 500 and Russell 2000. For additional information, visit the company’s website at www.penskeautomotive.com.

Caution Concerning Forward Looking Statements

Statements in this press release may involve forward-looking statements, including forward-looking statements regarding Penske Automotive Group, Inc.’s future outlook and sales potential. Actual results may vary materially because of risks and uncertainties that are difficult to predict. These risks and uncertainties include, among others: economic conditions generally, conditions in the credit markets and changes in interest rates, adverse conditions affecting a particular manufacturer, including the adverse impact to the vehicle and parts supply chain due to natural disasters or other disruptions that interrupt the supply of vehicles or parts to us; changes in consumer credit availability, the outcome of legal and administrative matters, and other factors over which management has limited control. These forward-looking statements should be evaluated together with additional information about Penske Automotive’s business, markets, conditions and other uncertainties, which could affect Penske Automotive’s future performance. These risks and uncertainties are addressed in Penske Automotive’s Form 10-K for the year ended December 31, 2013, and its other filings with the Securities and Exchange Commission (“SEC”). This press release speaks only as of its date, and Penske Automotive disclaims any duty to update the information herein.

Inquiries should contact:

David K. Jones Executive Vice President and Chief Financial Officer Penske Automotive Group, Inc. 248-648-2800 dave.jones@penskeautomotive.com	Anthony R. Pordon Executive Vice President Investor Relations and Corporate Development Penske Automotive Group, Inc. 248-648-2540 tpordon@penskeautomotive.com

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